Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144611 on Form S-8 of our report dated March 27, 2009, relating to the financial statements of Telanetix, Inc. for the year ended December 31, 2008, (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Telanetix, Inc.

/s/ Mayer Hoffman McCann PC

San Diego, California
March 16, 2010